Exhibit 99.7
WGNB CORP.

BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to instructions regarding the rights offering (the “Rights Offering”) by WGNB Corp. (the “Company”) to the holders of record of its Common Stock, no par value (“Common Stock”), as of the close of business on June 30, 2008 (the “Record Date”), as described in the Company’s Prospectus dated [__], 2008 (the “Prospectus”), whereby such holders will receive rights (the “Rights”) to subscribe for and purchase shares of its Series A Convertible Preferred Stock, initial stated value $10.00 per share (“Series A Preferred”). The Rights are described in detail in the Prospectus.

This will instruct you whether to exercise Rights to purchase shares of the Series A Preferred with respect to the Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions As to Use of WGNB Corp. Subscription Rights Certificates.”

Box 1.	☐	Please DO NOT EXERCISE RIGHTS for shares of Series A Preferred

Box 2.	☐	Please EXERCISE RIGHTS for shares of Series A Preferred as set forth below:

	NUMBER OF RIGHTS		SUBSCRIPTION PRICE		PAYMENT
Basic Subscription Right (must be integrals of 2.423):		X	$10.00	= $	(Line 1)

Over-Subscription Right:		X	$10.00	= $	(Line 2)

	Total			= $
	Payment Required				(Sums of Lines 1and 2: must equal total of amounts in Boxes 3 and 4)

Box 3.	☐	Payment in the following amount is enclosed $ __________________________

Box 4.	☐	Please deduct payment from the following account maintained by you as follows:

Account No.:	Type of Account:

Amount to be Deducted: $

SIGNATURE(S)

Please type or print names below:

Date: _______________, 2008